PROMISSORY NOTE

Date:                                2/18/99

Maker:                                        Mims  &  Dye  Enterprises,  L.L.C.

Maker's  Mailing  Address:

Payee:                                        American  Bingo  &  Gaming  Corp.

Place  for  Payment:                          American  Bingo  &  Gaming
                                              1440  Charleston  Highway
                                              W.  Columbia,  SC  29169

Principal  Amount:                            $10,000.00

Annual Interest rate on unpaid Principal:     2%  +  Prime

Terms  of  Payment:                           Due  May  9,  1999.


Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final payment date.

If Maker is late by 4 days or more in the payment of this Promissory Note, the Payee may declare the Maker in default. If the Maker fails in the performance of any other obligation or instrument securing the Note for a period of (30) days, or lessor period contained in such instruments, the Payee may declare the Maker in default. After Payee gives Maker written notice of the default, then Payee may declare the unpaid principal and balance and earned interest on this Promissory Note immediately due. If the default continues for thirty (30) days the Payee may also remove all equipment belonging to the Company without further notice and exercise all rights and legal resources permitted by this Note and any related agreement(s).

If this Promissory Note or any instrument securing it is given to an attorney for collection or enforcement, or if suit is brought for collections or enforcement, or if it is collected or enforced through probate, bankruptcy or other judicial proceeding, the Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

Interest on the debt evidenced by this Promissory Note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged or received under law; any interest in excess of that maximum amount shall be credited towards the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted payment, any such excess shall be canceled automatically as of the acceleration or prepayment or,

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if already paid, credited towards the principal of the debt or, if the principal of the debt has been refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Prepayment of principal and interest in whole or in part may be made at any time without penalty. All obligations under this note and all related agreements are personally and unconditionally guaranteed by the undersigned.

The Provisions of the Promissory Note are to be governed by and construed according to the laws of the State of South Carolina.


                                             /s/  Michael  W.  Mims
                                             ----------------------
                                             Mims  &  Dye  Enterprises

Witness:     /s/  Marie  Pierson
             -------------------


     This Note reflects a correction to a certain Promissory Note dated November 9, 1998 between the parties so as to reflect cage cash of a total of $80,000. This Note represents $10,000 of the $80,000 and the Note dated November 9 represents $70,000.00 of the $80,000.00.


     /s/  Michael  W.  Mims
     ----------------------

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